Exhibit 2.2

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

By and Among

ATLAS ENERGY, L.P.

ATLAS ENERGY GP, LLC

and

ATLAS ENERGY GROUP, LLC

Dated as of February 26, 2015

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Definitions	1

ARTICLE II TRANSFER OR CONTINUATION OF EMPLOYMENT		7

2.1	Transfer or Continuation of Employment	7
2.2	Service Recognition	7
2.3	Severance	7

ARTICLE III RETIREMENT PLANS		8

3.1	Qualified Defined Contribution Plan	8
3.2	Nonqualified Deferred Compensation Plan	8
3.3	Reservation of Rights	9

ARTICLE IV WELFARE PLANS		9

4.1	Assumption of Welfare Plan by SpinCo	9
4.2	Welfare Benefits Transition Date	9
4.3	Allocation of Certain Welfare Plan Obligations	9
4.4	Incurred Claim Definition	10
4.5	Reservation of Rights	10

ARTICLE V EQUITY PLANS AND AWARDS		11

5.1	ATLS Equity Plans and APL Equity Plans	11
5.2	Treatment of Outstanding ATLS Equity Awards	11
5.3	Cancellation and Settlement of SpinCo Equity Awards.	12
5.4	Treatment of Adjusted ATLS Unit Options and Adjusted ATLS Phantom Units. .	13
5.5	Treatment of Outstanding APL Equity Awards	13
5.6	Establishment of SpinCo Equity Plan	14
5.7	Amendment to ARP Equity Plan	14
5.8	Reservation of Rights	14

ARTICLE VI ADDITIONAL COMPENSATION MATTERS		14

6.1	Non-Employee Director Fees	14
6.2	Expense Reimbursements	14
6.3	Code Section 409A	14

ARTICLE VII GENERAL AND ADMINISTRATIVE MATTERS		15

7.1	Cooperation; Vendor Contracts	15
7.2	No Third-Party Beneficiaries; No Right to Employment	15
7.3	Payroll Entities; Personnel Records; Successor Employer for Tax Reporting and FICA	16

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ARTICLE VIII MISCELLANEOUS		16

8.1	Affiliates	16
8.2	Obligations of Parent	16
8.3	Termination	17
8.4	Counterparts	17
8.5	Entire Agreement	17
8.6	Relationship of Parties	17
8.7	Governing Law	17
8.8	Assignability	17
8.9	Notices	18
8.10	Severability	19
8.11	Force Majeure	19
8.12	Headings	19
8.13	Survival of Covenants	19
8.14	Waivers of Default	19
8.15	Indemnification; Dispute Resolutions	20
8.16	Specific Performance	20
8.17	Amendments	20
8.18	Interpretation	20
8.19	Mutual Drafting	20

SCHEDULES

Schedule 2.3                                                  Severance

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (the “Agreement”), dated as of February 26, 2015, is by and among Atlas Energy, L.P., a Delaware limited partnership (“Parent”), Atlas Energy GP, LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), and Atlas Energy Group, LLC, a Delaware limited liability company (“SpinCo” and, together with Parent and Parent GP, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Parent GP (the “Parent GP Board”) has determined that it is in the best interests of Parent and its unitholders to create a new publicly traded company that shall operate the Transferred Business, and to separate the Transferred Business from the Retained Business;

WHEREAS, in furtherance of the foregoing, Parent, Parent GP, and SpinCo have entered into that certain Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which the Separation and the Distribution shall be effected immediately prior to the Merger Effective Time;

WHEREAS, Parent has entered into an Agreement and Plan of Merger Agreement, dated as of October 13, 2014 (such agreement as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Parent GP, Targa Resources Corp., a Delaware corporation (“TRGP”), and Trident GP Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of TRGP (“TRGP Merger Sub”), pursuant to which, at the Merger Effective Time (as defined in the Merger Agreement), TRGP Merger Sub shall merge with and into Parent (the “Merger”), with Parent surviving, pursuant to the terms and conditions set forth therein; and

WHEREAS, pursuant to the Separation Agreement, Parent, Parent GP, and SpinCo have agreed to enter into this Agreement for the purpose of allocating assets, liabilities, and responsibilities with respect to certain employee compensation and benefits matters between Parent and SpinCo upon and following the Distribution, as contemplated in the Separation Agreement.

NOW, THEREFORE, in consideration of the promises and of the respective agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purpose of this Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in the Separation Agreement.

“Adjusted ATLS Phantom Unit” means an ATLS Phantom Unit as adjusted in accordance with Section 5.2(b).

“Adjusted ATLS Unit Option” means an ATLS Unit Option as adjusted in accordance with Section 5.2(a).

“Affiliate” has the meaning set forth in the Separation Agreement.

“Aggregate SpinCo Equity Award Consideration” means the sum of (a) the Aggregate SpinCo Unit Option Consideration plus (b) the Aggregate SpinCo Phantom Unit Consideration.

“Aggregate SpinCo Phantom Unit Consideration” means the aggregate Phantom Value of the SpinCo Phantom Units issued pursuant to Section 5.2(b).

“Aggregate SpinCo Unit Option Consideration” means the aggregate Spread Value of the SpinCo Unit Options issued pursuant to Section 5.2(a).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“APL Equity Plans” means the Atlas Pipeline Partners, L.P. Long-Term Incentive Plan and the Atlas Pipeline Partners, L.P. 2010 Long-Term Incentive Plan.

“ARP Equity Plan” means the Atlas Resource Partners, L.P. 2012 Long-Term Incentive Plan.

“Assets” has the meaning set forth in the Separation Agreement.

“Assumed Liability” has the meaning set forth in the Separation Agreement.

“ATLS Common Unit” has the meaning given to a “Partnership Unit” in the Merger Agreement.

“ATLS Compensation Committee” means the Compensation Committee of the Parent GP Board.

“ATLS Equity Award” has the meaning given to a “Partnership Equity Award,” in the Merger Agreement.

“ATLS Equity Plans” means the Amended and Restated Atlas Pipeline Holdings Long-Term Incentive Plan and the Atlas Energy, L.P. 2010 Long-Term Incentive Plan.

“ATLS Merger Consideration Value” means the sum of (a) the Cash Consideration (as defined in the Merger Agreement) plus (b) the product of (i) the Equity Consideration (as defined in the Merger Agreement) multiplied by (ii) the Average Closing Price (as defined in the Merger Agreement).

“ATLS Phantom Unit” means a phantom ATLS Common Unit.

“ATLS Ratio” means the quotient of (a) Pre-Spin ATLS Common Unit Value divided by (b) ATLS Merger Consideration Value.

“ATLS Value Factor” shall mean the quotient of (a) ATLS Merger Consideration Value divided by (b) the sum of (i) the Unadjusted Implied SpinCo Common Unit Value plus (ii) the ATLS Merger Consideration Value.

“ATLS Unit Option” means an option to acquire an ATLS Common Unit.

“Available Cash” means an amount equal to $178,000,000 minus the amount of any Liabilities assumed by the SpinCo Group pursuant to the last sentence of Section 2.3.

“Benefit Plan” means, with respect to an entity, each plan, policy, program, practice, arrangement, agreement, or commitment providing for benefits, perquisites, or compensation of any nature, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any employment, consulting, noncompetition, deferred compensation, bonus, retention, pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, paid time off, disability or accident insurance, corporate-owned or key-man life insurance, or other employee benefit plan, policy, program, practice, arrangement, agreement, or commitment, sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“COBRA” means the United States Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution Ratio” has the meaning set forth in the Separation Agreement.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Employee” means any individual who, immediately prior to the Distribution, is actively employed by Parent or any other member of the Parent Group (including any such individual who is on sick leave, military leave, vacation, holiday, short-term disability, or other similar leave of absence).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“FICA” has the meaning set forth in Section 7.3(c).

“Force Majeure” has the meaning set forth in the Separation Agreement.

“Former Employees” means the Former Retained Business Employees and the Former SpinCo Group Employees.

“Former Retained Business Employee” means any former employee of Parent or any other member of the Parent Group as of the Effective Time who, as of the date of such employee’s termination of employment with Parent or its Affiliates, was dedicated solely to the Retained Business.

“Former SpinCo Group Employee” means any former employee of Parent or any other member of the Parent Group as of the Effective Time other than any Former Retained Business Employee.

“FUTA” has the meaning set forth in Section 7.3(c).

“Group” has the meaning set forth in the Separation Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Implied SpinCo Common Unit Value” means the quotient of (a) the Unadjusted Implied SpinCo Common Unit Value divided by (b) the Distribution Ratio.

“Law” has the meaning set forth in the Separation Agreement.

“Liabilities” has the meaning set forth in the Separation Agreement.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Effective Time” has the meaning set forth in the Separation Agreement.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent 401(k) Plan” has the meaning set forth in Section 3.1(a).

“Parent Benefit Plan” means any Benefit Plan sponsored, maintained, or contributed to by Parent or any of its Affiliates.

“Parent Deferred Compensation Plan” has the meaning set forth in Section 3.2.

“Parent GP” has the meaning set forth in the preamble to this Agreement.

“Parent GP Board” has the meaning set forth in the recitals to this Agreement.

“Parent Group” has the meaning set forth in the Separation Agreement.

“Parent Welfare Plan” means any Welfare Plan sponsored, maintained, or contributed to by a member of the Parent Group.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Partial SpinCo Phantom Unit Cash Payment” has the meaning set forth in Section 5.3(b)(ii).

“Partial SpinCo Unit Option Cash Payment” has the meaning set forth in Section 5.3(c)(i).

“Person” has the meaning set forth in the Separation Agreement.

“Phantom Value” means, with respect to a SpinCo Phantom Unit, the product of (a) the Implied SpinCo Common Unit Value multiplied by (b) the number of SpinCo Common Units underlying such SpinCo Phantom Unit.

“Pre-Spin ATLS Common Unit Value” means the regular-way closing price of an ATLS Common Unit on the last trading day prior to the day on which the Distribution is consummated.

“Retained Business” has the meaning set forth in the Separation Agreement.

“Retained Business Employee” means any Employee who, immediately prior to the Effective Time, is dedicated solely to the Retained Business.

“Retained Business Participant” means any Retained Business Employee or Former Retained Business Employee who is, at any time prior to, on, or after the Effective Time, a participant in the applicable Parent Benefit Plan or is a beneficiary, dependent, or alternate payee of such a participant.

“Retained Liability” has the meaning set forth in the Separation Agreement.

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“SpinCo” has the meaning set forth in the preamble to this Agreement.

“SpinCo 401(k) Plan” has the meaning set forth in Section 3.1(a).

“SpinCo Benefit Plan” means any Benefit Plan sponsored, maintained, or contributed to by SpinCo or any of its Affiliates upon or after the Effective Time.

“SpinCo Cafeteria Plans” has the meaning set forth in Section 4.3(d).

“SpinCo Common Units” has the meaning set forth in the Separation Agreement.

“SpinCo Deferred Compensation Plan” has the meaning set forth in Section 3.2.

“SpinCo Equity Plan” means the equity compensation plan to be adopted by SpinCo in accordance with Section 5.6.

“SpinCo Group” has the meaning set forth in the Separation Agreement.

“SpinCo Group Employee” means any Employee other than a Retained Business Employee.

“SpinCo Phantom Unit” means a phantom SpinCo Common Unit.

“SpinCo Ratio” means the (a) Pre-Spin ATLS Common Unit Value divided by (b) Implied SpinCo Common Unit Value.

“SpinCo Unit Option” means an option to acquire SpinCo Common Units.

“SpinCo Value Factor” means the quotient of (a) the Unadjusted Implied SpinCo Common Unit Value divided by (b) the sum of (i) the Unadjusted Implied SpinCo Common Unit Value and (ii) ATLS Merger Consideration Value.

“SpinCo Welfare Plans” has the meaning set forth in Section 4.1.

“Spread Value” means, with respect to a SpinCo Unit Option, the product of (a) the excess, if any, of the Implied SpinCo Common Unit Value over the per unit exercise price of such SpinCo Unit Option, multiplied by (b) the number of SpinCo Common Units underlying such SpinCo Unit Option.

“Tax” has the meaning set forth in the Separation Agreement.

“Transferred Business” has the meaning set forth in the Separation Agreement.

“Transferred Cafeteria Plan Balances” has the meaning set forth in Section 4.3(d).

“TRGP” has the meaning set forth in the recitals to this Agreement.

“TRGP 401(k) Plan” means a tax-qualified defined contribution plan sponsored by TRGP or its Affiliates.

“TRGP Cafeteria Plans” has the meaning set forth in Section 4.3(d).

“TRGP Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Unadjusted Implied SpinCo Common Unit Value” means the Pre-Spin ATLS Common Unit Value less the ATLS Merger Consideration Value.

“Vendor Contract” has the meaning set forth in Section 7.1.

“Welfare Plan” means any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse, and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time off programs, and contribution funding toward a health savings account or a flexible spending accounts.

ARTICLE II

TRANSFER OR CONTINUATION OF EMPLOYMENT

2.1 Transfer or Continuation of Employment.

(a) Transfer of Employees to SpinCo. Effective no later than immediately prior to the Effective Time and except as otherwise agreed by the Parties, Parent shall, or shall cause the applicable members of the Parent Group to, transfer all SpinCo Group Employees not then employed by SpinCo or a member of the SpinCo Group to SpinCo or a member of the SpinCo Group. The Parties shall execute, and seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b) Continuation of Employment for SpinCo Group Employees and Retained Business Employees. At the Effective Time, all SpinCo Group Employees shall remain employees of SpinCo or the applicable member of the SpinCo Group, and all Retained Business Employees shall remain employees of Parent or the applicable member of the Parent Group.

2.2 Service Recognition. SpinCo shall give, or shall cause its Affiliates to give, each SpinCo Group Employee full credit for all purposes under any SpinCo Benefit Plan for such SpinCo Group Employee’s service with Parent or any member of the Parent Group prior to the Effective Time to the extent such service was recognized by the corresponding Parent Benefit Plan immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

2.3 Severance. Except as required by applicable Law or as to the SpinCo Group Employees identified on Schedule 2.3, none of the transfer of any Employee to a member of the SpinCo Group pursuant to Section 2.1(a), the continuation of employment of any SpinCo Group Employee with a member of the SpinCo Group immediately following the Distribution, or the continuation of employment of any Retained Business Employee with a member of the Parent Group, each in accordance with Section 2.1, shall be deemed a separation from service or a termination of employment for purposes of the employment termination and/or severance provisions of any applicable Law, severance plan, policy, practice, employment agreement, or arrangement of Parent, SpinCo, or any of their respective Affiliates. The Distribution shall be deemed a termination of employment without cause as to the SpinCo Group Employees identified on Schedule 2.3. SpinCo shall assume, be responsible for, and agrees to faithfully perform, discharge, and fulfill any Liabilities in respect of Transferred Contracts to which any of such persons are party (and all such Liabilities shall be considered Assumed Liabilities under the Separation Agreement).

ARTICLE III

RETIREMENT PLANS

3.1 Qualified Defined Contribution Plan.

(a) Assumption of Parent 401(k) Plan by SpinCo. Effective on or prior to the Effective Time, SpinCo shall, or shall cause one of its Affiliates to, assume sponsorship of the Atlas Energy, L.P. Investment Savings Plan (the “Parent 401(k) Plan”) and related trust, and make such amendments thereto as necessary to reflect the new sponsorship thereof by SpinCo(such plan as renamed as of the Effective Time in connection with such assumption, the “SpinCo 401(k) Plan”). From and after the Effective Time, no Retained Business Participants shall accrue any benefits under the SpinCo 401(k) Plan.

(b) Rollover of SpinCo 401(k) Account Balances to the TRGP 401(k) Plan. Effective as of the Effective Time, Retained Business Participants shall become fully vested in their account balances under the SpinCo 401(k) Plan. As soon as reasonably practicable following the Effective Time, SpinCo shall cause the SpinCo 401(k) Plan to make distributions available to Retained Business Participants. In accordance with Section 7.14(d) of the Merger Agreement, Parent and Parent GP shall cause the TRGP 401(k) Plan to accept any such distribution (including, to the extent timely elected by the Retained Business Participant, loans) to a Retained Business Participant as a rollover contribution if so directed by such Retained Business Participant.

(c) Contributions under the Parent 401(k) Plan as of the Effective Time. All contributions accrued by Retained Business Participants under the Parent 401(k) Plan (including employee deferrals, matching contributions, profit-sharing contributions, and employer non-elective contributions) through the Effective Time, determined in accordance with the terms and provisions of the Parent 401(k) Plan, ERISA, and the Code, and based on all service performed and compensation accrued prior to the Effective Time, and which have not been deposited prior to the Effective Time, shall be deposited by Parent to the Parent 401(k) Plan prior to the Effective Time. Such contributions shall be determined without taking into account any requirement in the SpinCo 401(k) Plan that a participant remain employed on any date following the Effective Time in order to qualify therefor.

3.2 Nonqualified Deferred Compensation Plan. Effective on or prior to the Effective Time, SpinCo shall, or shall cause one of its Affiliates to, assume sponsorship of the Atlas Energy Executive Excess 401(k) Plan (the “Parent Deferred Compensation Plan”) and any related trust, and all Liabilities related thereto and the Assets of any such trust, and make such amendments as necessary to reflect the new sponsorship by SpinCo (such plan as renamed as of the Effective Time in connection with such assumption, the “SpinCo Deferred Compensation Plan”). From and after the Effective Time, (i) all Assets and Liabilities under the SpinCo Deferred Compensation Plan shall be Assets and Liabilities of the SpinCo Group (regardless of whether such Assets or Liabilities relate to SpinCo Group Employees, Retained Business Employees, or Former Employees); and (ii) no Retained Business Participants shall accrue any benefits under the SpinCo Deferred Compensation Plan.

3.3 Reservation of Rights. The Parties hereby acknowledge that nothing in this Article III shall be construed to require SpinCo or any of its Affiliates to continue the SpinCo 401(k) Plan or the SpinCo Deferred Compensation Plan after the Effective Time. The Parties agree that SpinCo reserves the right, in its sole discretion, to amend or terminate the SpinCo 401(k) Plan or the SpinCo Deferred Compensation Plan at any time following its establishment in accordance with its terms and applicable Law.

ARTICLE IV

WELFARE PLANS

4.1 Assumption of Welfare Plan by SpinCo. Effective on or prior to the Effective Time, SpinCo shall, or shall cause one of its Affiliates to, assume sponsorship of each Parent Welfare Plan, and make such amendments as necessary to reflect the new sponsorship by SpinCo (such plans, as assumed, the “SpinCo Welfare Plans”).

4.2 Welfare Benefits Transition Date. All Retained Business Participants shall be eligible to participate in the Parent Welfare Plans until the Effective Time. As of the Effective Time, (a) each member of the Parent Group shall cease to be a participating company in the SpinCo Welfare Plans, and (b) each Retained Business Participant shall (i) cease to be eligible to participate in the SpinCo Welfare Plans (except as otherwise provided therein) and (ii) shall become eligible to participate in the Welfare Plans sponsored by TRGP or its Affiliates in accordance with Section 7.14(b) of the Merger Agreement.

4.3 Allocation of Certain Welfare Plan Obligations.

(a) Allocation of Certain Liabilities. Neither Parent nor any other member of the Parent Group shall be responsible for any claims incurred under the Parent Welfare Plans prior to the Effective Time, except for claims incurred by Retained Business Employees or Former Retained Business Employees. Neither SpinCo nor any other member of the SpinCo Group shall be responsible for any claims incurred under the Parent Welfare Plans or the SpinCo Welfare Plans by Retained Business Employees or Former Retained Business Employees.

(b) COBRA and HIPAA Compliance. The SpinCo Group shall be responsible for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the SpinCo Welfare Plans with respect to any Retained Business Employees, Former Retained Business Employees, Former SpinCo Group Employees and their respective dependents who incur or incurred a qualifying event under COBRA prior to the Effective Time. SpinCo shall assume responsibility for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the SpinCo Welfare Plans with respect to any SpinCo Group Employees and their dependents who incur a qualifying event under the SpinCo Welfare Plans on or after the Effective Time.

(c) Long-Term Disability Benefits. Any Retained Business Employee or Former Retained Business Employee who has incurred a disability (within the meaning of the applicable provisions of the Parent Welfare Plan providing long-term disability benefits), and as to which any applicable waiting period has expired prior to the Effective Time, will continue to be covered under the corresponding SpinCo Welfare Plan in accordance with the applicable terms of such SpinCo Welfare Plan with respect to such disability.

(d) Flexible Spending Accounts and Dependent Care Accounts. Parent and SpinCo shall take all actions necessary or appropriate so that, effective as of the Effective Time, (i) the account balances (whether positive or negative) (the “Transferred Cafeteria Plan Balances”) under the SpinCo Welfare Plans that are flexible spending plans or dependent care plans (collectively, the “SpinCo Cafeteria Plans”) of the Retained Business Participants who are participants in the SpinCo Cafeteria Plans shall be transferred to one or more comparable plans of TRGP or its Affiliates (collectively, the “TRGP Cafeteria Plans”); (ii) the elections, contribution levels, and coverage levels of such Retained Business Participants shall apply under the TRGP Cafeteria Plans in the same manner as under the applicable SpinCo Cafeteria Plan; and (iii) such Retained Business Participants shall be reimbursed from the TRGP Cafeteria Plans for claims incurred at any time during the plan year of the applicable SpinCo Cafeteria Plan in which the Effective Time occurs that are submitted to the TRGP Cafeteria Plan from and after the Effective Time on the same basis and the same terms and conditions as under the applicable SpinCo Cafeteria Plan. As soon as practicable after the Effective Time, and in any event within 10 business days after the amount of the Transferred Cafeteria Plan Balances are determined, SpinCo shall pay Parent the net aggregate amount of the Transferred Cafeteria Plan Balances, if such amount is positive, and Parent shall pay SpinCo the net aggregate amount of the Transferred Cafeteria Plan Balances, if such amount is negative.

(e) Vacation Benefits. SpinCo shall credit each SpinCo Group Employee with the amount of accrued but unused vacation that such SpinCo Group Employee had accrued under the applicable Parent vacation policy immediately prior to the Effective Time.

4.4 Incurred Claim Definition. For purposes of this Article IV, a claim is deemed to be incurred: (a) with respect to medical, dental, and vision benefits, upon the rendering of health services giving rise to such claim; (b) with respect to life insurance and accidental death and dismemberment insurance, upon the occurrence of the event giving rise to such claim; (c) with respect to disability benefits, upon the date of an Employee’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim; (d) with respect to a period of continuous hospitalization, upon the date of admission to the hospital; and (e) with respect to tuition reimbursement, upon the date that payment of such benefit is due within the meaning of the applicable tuition reimbursement plan.

4.5 Reservation of Rights. The Parties hereby acknowledge and agree that nothing in this Article IV shall be construed to require (a) Parent or any of its Affiliates to continue any of the Parent Welfare Plans prior to or after the Effective Time, or (b) SpinCo or any of its Affiliates to continue any of the SpinCo Welfare Plans on or after the Effective Time. The Parties acknowledge and agree that nothing in this Agreement limits the rights of Parent and SpinCo, each in its sole discretion, to amend or terminate any Parent Welfare Plan and any SpinCo Welfare Plan, respectively, at any time to the extent permitted or required under the terms of the applicable Parent Welfare Plan or SpinCo Welfare Plan.

ARTICLE V

EQUITY PLANS AND AWARDS

5.1 ATLS Equity Plans and APL Equity Plans. The ATLS Equity Plans and the APL Equity Plans shall be terminated in accordance with Section 3.5(e) of the Merger Agreement and Section 3.5(d) of the APL Merger Agreement (as defined in the Merger Agreement).

5.2 Treatment of Outstanding ATLS Equity Awards. Each ATLS Equity Award that is outstanding as of immediately prior to the Effective Time shall be adjusted as described below. Prior to the Effective Time, the SpinCo Equity Plan shall be established in accordance with Section 5.6 to implement the provisions of this Section 5.2.

(a) ATLS Unit Options. Each ATLS Unit Option, regardless of by whom held, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, be converted into both an Adjusted ATLS Unit Option and a SpinCo Unit Option and each shall, except as otherwise provided in this Section 5.2(a), be subject to the same terms and conditions (including with respect to vesting) following the Effective Time as applicable to associated ATLS Unit Option immediately prior to the Effective Time. From and after the Effective Time:

(i) the number of ATLS Common Units subject to such Adjusted ATLS Option, rounded down to the nearest whole share, shall be equal to the product of (A) the number of ATLS Common Units subject to such ATLS Unit Option immediately prior to the Effective Time, multiplied by (B) the ATLS Value Factor, multiplied by (C) the ATLS Ratio;

(ii) the number of SpinCo Common Units subject to such SpinCo Unit Option, rounded down to the nearest whole share, shall be equal to the product of (A) the number of ATLS Common Units subject to the ATLS Unit Option immediately prior to the Effective Time, multiplied by (B) the SpinCo Value Factor, multiplied by (C) the SpinCo Ratio;

(iii) the per unit exercise price of such Adjusted ATLS Option, rounded up to the nearest cent, shall be equal to the quotient of (A) the per unit exercise price of such ATLS Option immediately prior to the Effective Time, divided by (B) the ATLS Ratio; and

(iv) the per unit exercise price of such SpinCo Unit Option, rounded up to the nearest cent, shall be equal to the quotient of (A) the per unit exercise price of the ATLS Unit Option immediately prior to the Effective Time, divided by (B) the SpinCo Ratio.

(b) ATLS Phantom Units. Each holder of an ATLS Phantom Unit immediately prior to the Effective Time shall receive, as of the Effective Time, a SpinCo Phantom Unit for a number of SpinCo Common Units equal to (i) the number of ATLS Common Units underlying such ATLS Phantom Unit immediately prior to the Effective Time, multiplied by (ii) the Distribution Ratio, rounded to the nearest whole share. Except as set forth in this Section 5.2(b), the Adjusted ATLS Phantom Unit and the SpinCo Phantom Unit issued in accordance with this Section 5.2(b) both shall be subject to the same terms and conditions (including with respect to vesting) immediately following the Effective Time as applicable to the ATLS Phantom Unit immediately prior to Effective Time.

(c) Certain Tax Considerations. The actions contemplated by this Section 5.2 shall be taken in accordance with Section 409A of the Code.

5.3 Cancellation and Settlement of SpinCo Equity Awards. SpinCo shall take all actions necessary to provide as follows:

(a) Excess Available Cash. If, immediately following the Effective Time, the Aggregate SpinCo Equity Award Consideration is less than or equal to the Available Cash, then:

(i) SpinCo Unit Options. Each SpinCo Unit Option that is outstanding immediately following the Effective Time shall, as of immediately following the Effective Time, become fully vested (to the extent not already vested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the Spread Value of such SpinCo Unit Option. Any SpinCo Unit Option that has a Spread Value equal to zero shall be cancelled for no consideration.

(ii) SpinCo Phantom Units. Each SpinCo Phantom Unit that is outstanding immediately following the Effective Time shall, as of immediately following the Effective Time, become fully vested and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the sum of (A) the Phantom Value of such SpinCo Phantom Unit, plus (B) the quotient of (I) the excess, if any, of Available Cash over the Aggregate SpinCo Equity Award Consideration divided by (II) the aggregate number of SpinCo Common Units underlying the all SpinCo Phantom Units issued in accordance with Section 5.2(b).

(b) Partially Insufficient Available Cash. If, immediately following the Effective Time, the Available Cash is greater than or equal to the Aggregate SpinCo Unit Option Consideration but less than the Aggregate SpinCo Equity Award Consideration, then:

(i) SpinCo Unit Options. Each SpinCo Unit Option that is outstanding immediately following the Effective Time shall, as of immediately following the Effective Time, become fully vested (to the extent not already vested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the Spread Value of such SpinCo Unit Option. Any SpinCo Unit Option that has Spread Value equal to zero shall be cancelled for no consideration.

(ii) SpinCo Phantom Units. Each SpinCo Phantom Unit that is outstanding immediately following the Effective Time shall, as of immediately following the Effective Time, become fully vested and be cancelled and converted into the right to receive: (A) an amount in cash, without interest, equal to the quotient of (I) the excess, if any, of Available Cash over the Aggregate SpinCo Unit Option Consideration, divided by (II) the total number of SpinCo Common Units underlying the SpinCo Phantom Units issued in accordance with Section 5.2(b) (such quotient, the “Partial SpinCo Phantom Unit Cash Payment”); and (B) a number of SpinCo Common Units equal to the quotient of (I) the excess, if any, of the Phantom Value of such SpinCo Phantom Unit over the Partial SpinCo Phantom Unit Cash Payment, divided by the Implied SpinCo Common Unit Value.

(c) Insufficient Available Cash. If, immediately following the Effective Time, the Available Cash is less than the Aggregate SpinCo Unit Option Consideration, then:

(i) SpinCo Unit Options. Each SpinCo Unit Option that is outstanding immediately following the Effective Time shall, as of immediately following the Effective Time, become fully vested (to the extent not already vested) and be cancelled and converted into the right to receive: (A) an amount in cash, without interest, equal to the product of (I) the Available Cash multiplied by (II) a fraction, the numerator of which is the Spread Value of such SpinCo Unit Option and the denominator of which is the Aggregate SpinCo Unit Option Consideration (such product, the “Partial SpinCo Unit Option Cash Payment”); and (B) a number of SpinCo Common Units equal to the quotient of (I) the excess, if any, of the Spread Value of such SpinCo Unit Option over the Partial SpinCo Unit Option Cash Payment, divided by the Implied SpinCo Unit Value.

(ii) SpinCo Phantom Units. Each SpinCo Phantom Unit that is outstanding immediately following the Effective Time shall, as of immediately following the Effective Time, become fully vested and be cancelled and converted into the right to receive a number of SpinCo Common Units equal to the number of SpinCo Common Units underlying such SpinCo Phantom Unit.

(d) Payments. SpinCo shall pay to the holders of the SpinCo Equity Awards the payments described in this Section 5.3(d), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local, or foreign Tax Law with respect to the making of such payment, within five business days following the Effective Time.

(e) Fractional Units. Notwithstanding Section 5.3, each holder of a SpinCo Equity Award who would otherwise have been entitled to receive a fraction of a SpinCo Common Unit (after taking into account all SpinCo Common Units received by such holder) will receive, in lieu thereof, cash (without interest rounded down to the nearest whole cent) in an amount equal to the product of (i) the Implied SpinCo Common Unit Value and (ii) the fraction of a SpinCo Common Unit that such holder would otherwise be entitled to receive pursuant to Section 5.3.

5.4 Treatment of Adjusted ATLS Unit Options and Adjusted ATLS Phantom Units. Each Adjusted ATLS Unit Option and Adjusted ATLS Phantom Unit that is outstanding immediately following the Effective Time shall, as of the Merger Effective Time, be treated as set forth in Section 3.5 of the Merger Agreement.

5.5 Treatment of Outstanding APL Equity Awards. There shall be no adjustment to outstanding equity awards granted under the APL Equity Plans in connection with the Distribution.

5.6 Establishment of SpinCo Equity Plan. No later than immediately prior to the Effective Time, SpinCo shall adopt the SpinCo Equity Plan, pursuant to which SpinCo Equity Awards shall be granted in accordance with Section 5.2 and pursuant to which awards may be granted to SpinCo Group Employees on and after the Effective Time. SpinCo and Parent (in its capacity as holder of a majority of SpinCo Common Units) shall, prior to the Effective Time, execute and deliver a written consent approving the adoption by SpinCo of the SpinCo Equity Plan, with the SpinCo Equity Plan to be effective no later than immediately prior to the Effective Time.

5.7 Amendment to ARP Equity Plan. Effective as of the Effective Time and subject to the occurrence of the Distribution, SpinCo shall cause the ARP Equity Plan to be amended (a) to remove references to “Atlas Energy, L.P.” and “the general partner of Atlas Energy, L.P.” and (b) to provide that outstanding awards granted under the ARP Equity Plan shall not vest pursuant to the terms and conditions of the ARP Equity Plan by reason of the Merger and the transactions contemplated by the Merger Agreement.

5.8 Reservation of Rights. The Parties hereby acknowledge that nothing in this Article V shall be construed to require SpinCo or any of its Affiliates to continue the SpinCo Equity Plan or the ARP Equity Plan after the Effective Time. The Parties agree that SpinCo reserves the right, in its sole discretion, to amend or terminate the SpinCo Equity Plan or the ARP Equity Plan at any time following its establishment in accordance with its terms and applicable Law.

ARTICLE V

IADDITIONAL COMPENSATION MATTERS

6.1 Non-Employee Director Fees. SpinCo shall assume and be responsible for the payment of any fees and expenses to non-employee members of the Parent GP Board payable in respect of service on the Parent GP Board (including any fees and expenses for serving on any committee of the Parent GP Board) that are earned or incurred but not yet paid as of the Effective Time, and neither Parent nor any member of the Parent Group shall have any responsibility for any such payments.

6.2 Expense Reimbursements. SpinCo shall reimburse the SpinCo Group Employees for expenses incurred by such SpinCo Group Employees prior to the Effective Time under the Parent program providing for reimbursement of transportation, meal, travel, and other business expenses. Such reimbursements shall be made in the ordinary course upon submission of receipts for such expenses in accordance with the terms of the program applicable prior to the Effective Time.

6.3 Code Section 409A. Notwithstanding anything to the contrary herein, if any of the provisions of this Agreement would result in imposition of taxes and/or penalties under Section 409A of the Code, Parent and SpinCo shall cooperate in good faith to modify the applicable provision in order to comply with the provisions of Section 409A of the Code, other applicable provisions of the Code, and/or any rules, regulations or other regulatory guidance issued under such statutory provisions, in a way that best preserves the intent of such provision.

ARTICLE VII

GENERAL AND ADMINISTRATIVE MATTERS

7.1 Cooperation; Vendor Contracts. Prior to the Effective Time, Parent and SpinCo shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to cooperate with respect to any employee compensation or benefits matters that the Parties reasonably agree requires the cooperation of both Parties and that are not the subject of a specific agreement in any other provision of this Agreement. Without limiting the foregoing, prior to the Effective Time, Parent and SpinCo shall use commercially reasonable efforts to (a) negotiate with the current third-party providers to separate and assign the applicable rights and obligations under each group insurance policy, health maintenance organization, administrative services contract, third-party administrator agreement, letter of understanding, or arrangement that pertains to the Parent Welfare Plans and the SpinCo Welfare Plans (each, a “Vendor Contract”), (b) obtain and maintain pricing discounts or other preferential terms under the Vendor Contracts, and (c) maintain the premium and administrative rates under the Vendor Contracts in effect immediately prior to the Effective Time based on the aggregate number of participants in the Parent Welfare Plans and SpinCo Welfare Plans. Prior to the Effective Time, Parent and SpinCo shall use commercially reasonable efforts to negotiate with applicable consultants, plan auditors, investment advisors, legal advisors, and other third-party providers of services to members of the Parent Group with respect to the Parent Benefit Plans to maintain pricing discounts or other preferential terms in effect as of immediately prior to the Effective Time. Prior to the Effective Time, Parent and SpinCo shall, and shall cause their respective Affiliates to, (i) use reasonable good faith efforts in making any and all filings and/or notices required by the Internal Revenue Service and the Department of Labor with respect to any transfer of assets and liabilities occurring pursuant to this Agreement, and (ii) use reasonable good faith efforts to cooperate in making any required communications to Employees as they relate to any Parent Benefit Plan or the transactions contemplated by this Agreement.

7.2 No Third-Party Beneficiaries; No Right to Employment. Nothing contained herein, expressed or implied, is intended to confer upon any Employee or any other individual providing services to the Parent Group or SpinCo Group any right to employment or continued employment for any period with, or any compensation or benefit from, the Parent Group, the SpinCo Group, or any Benefit Plan by reason of this Agreement, the Separation Agreement, or any other Ancillary Agreement. In addition, the provisions of this Agreement, the Separation Agreement, and each other Ancillary Agreement are solely for the benefit of the parties thereto, and no current, former, or future employee, director, or independent contractor or any other individual associated with the Parent Group or SpinCo Group shall be regarded for any purpose as a third-party beneficiary of such agreements, and nothing therein shall be construed as an amendment to any Benefit Plan or any other employee benefit plan of the Parent Group or the SpinCo Group for any purpose. Furthermore, nothing in this Agreement, the Separation Agreement, or any other Ancillary Agreement is intended to confer upon any Employee or Former Employee any recall or similar rights to an Employee on layoff or any type of approved leave, or to change the employment status of any Employee from “at will.”

7.3 Payroll Entities; Personnel Records; Successor Employer for Tax Reporting and FICA.

(a) Establishment of Payroll Entities. Prior to the Effective Time, SpinCo shall (or shall cause one or more of its Affiliates to) establish, to the extent necessary, one or more entities that, on and after the Effective Time, shall administer, process, and provide payroll services for the SpinCo Group Employees. For the avoidance of doubt, nothing in this Section 7.3(a) shall affect or modify in any way the terms and conditions of any other provision of this Agreement relating to the allocation of liabilities between or among the Parties.

(b) Personnel Records. Subject to applicable Law, the Parties shall furnish or make available to each other copies of such personnel and other documents and records relating to Retained Business Employees and SpinCo Group Employees, respectively, as may be reasonably requested by the other Party in connection with the proper administration of Parent payroll and Parent Benefit Plans and SpinCo payroll and SpinCo Benefit Plans or the proper operation of the Transferred Business or the Retained Business or the execution of each Party’s rights and obligations under this Agreement.

(c) Successor Employer for Tax Reporting and FICA. With respect to each SpinCo Group Employee, Parent and SpinCo shall, and shall cause their respective Affiliates to, to the extent permitted by applicable Law and practicable, (i) treat SpinCo (or an Affiliate of SpinCo) as a “successor employer” and Parent (or an Affiliate of Parent) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of Taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA with respect to each such SpinCo Group Employee for the calendar year during which the Effective Time occurs, and (iii) file tax returns, exchange wage payment information, and report wage payments made by the respective predecessor and successor employer on separate Internal Revenue Service Forms W-2 to each such SpinCo Group Employee for the calendar year in which the Effective Time occurs, in a manner provided in Section 4.02(l) of Revenue Procedure 2004-53.

ARTICLE VIII

MISCELLANEOUS

8.1 Affiliates. Each of Parent and SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements, and obligations set forth in this Agreement to be performed by each of their respective Affiliates.

8.2 Obligations of Parent. In the event Parent or any of its successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Agreement.

8.3 Termination. This Agreement shall automatically terminate and be of no further force or effect upon the termination of the Separation Agreement in accordance with its terms. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers, or employees) shall have any Liability or further obligation to any other Party by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

8.5 Entire Agreement. This Agreement, the Separation Agreement, each other Ancillary Agreement, the Merger Agreement, and the Exhibits, Schedules, and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

8.6 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained therein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

8.7 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute, or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance, and remedies.

8.8 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns; provided, however, that none of the Parties may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Parties hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement, the Separation Agreement, and all other Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving, or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties. Nothing herein is intended to, or shall be construed to, prohibit any Party or any member of its Group from being party to or undertaking a change of control.

8.9 Notices. All notices, requests, claims, demands, or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.9):

If to Parent, prior to the Merger Effective Time to:

Atlas Energy, L.P.

Park Place Corporate Center One

1000 Commerce Dr., 4th Floor

Pittsburgh, Pennsylvania 15275

Attn: General Counsel

Facsimile:  (215) 405-3823

Email:        lwashington@atlasenergy.com

and:

Atlas Energy, L.P. 1845

Walnut Street, 10th Floor

Philadelphia, PA 19103

Attn: Vice President of Human Resources

Facsimile:  (215) 405-2721

Email:        rharris@atlasenergy.com

If to Parent, following the Merger, to:

Atlas Energy, L.P.

c/o Targa Resources Corp.

1001 Louisiana Street, Suite 4300

Houston, Texas 77002

Attn: General Counsel

Facsimile:  (713) 584-1100

Email:        PaulChung@targaresources.com

If to the SpinCo, to:

Atlas Energy Group, LLC

Park Place Corporate Center One

1000 Commerce Dr., 4th Floor

Pittsburgh, Pennsylvania 15275

Attn: General Counsel

Facsimile:  (215) 405-3823

Email:         lwashington@atlasenergy.com

and:

Atlas Energy Group, LLC

1845 Walnut Street, 10th Floor

Philadelphia, PA 19103

Attn: Vice President of Human Resources

Facsimile:  (215) 405-2721

Email:        rharris@atlasenergy.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

8.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

8.11 Force Majeure. No Party shall be deemed to be in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Parties of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

8.12 Headings. The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.13 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

8.14 Waivers of Default. Waiver by a Party of any default by another Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of any other Party. No failure or delay by a Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power, or privilege.

8.15 Indemnification; Dispute Resolutions. Article IV of the Separation Agreement governs the Parties’ indemnification rights and obligations and Article VII of the Separation Agreement governs the resolution of any dispute between the Parties.

8.16 Specific Performance. Subject to the provisions of Article VII of the Separation Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions, and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

8.17 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented, or modified by a Party, unless such waiver, amendment, supplement, or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement, or modification.

8.18 Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement; (c) Article, Section, and Schedule references are to the Articles, Sections, and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules, and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions are generally authorized or required by Law to close in the United States or Pittsburgh, Pennsylvania; and (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified, or supplemented thereafter, unless otherwise specified. If any conflict shall arise between this Agreement and the Separation Agreement, the Separation Agreement shall control.

8.19 Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ATLAS ENERGY, L.P.

By:	ATLAS ENERGY GP, LLC, its general partner

By:	/s/ Daniel C. Herz
Name: Daniel C. Herz
Title: Senior Vice President

ATLAS ENERGY GP, LLC

By:	/s/ Daniel C. Herz
Name: Daniel C. Herz
Title: Senior Vice President

ATLAS ENERGY GROUP, LLC

By:	/s/ Daniel C. Herz
Name: Daniel C. Herz
Title: Senior Vice President

[Signature Page to Employee Matters Agreement]